Gray	Exhibit 99
Television, Inc.
NEWS RELEASE
GRAY TELEVISION, INC. ISSUES $75 MILLION OF SERIES D
PERPETUAL PREFERRED STOCK
Atlanta, Georgia — June 26, 2008 . . . Gray Television, Inc. (“we”, “us” or “our”) (NYSE: GTN and GTN.A) announced today that it has issued $75 million liquidation value of Series D Perpetual Preferred Stock (the “Series D Preferred Stock”) in a privately placed transaction to qualified investors. We received approximately $69 million in net proceeds after issuance discounts and transaction expenses. The net proceeds from the issuance will be used to make a voluntary prepayment of our term loan and for general corporate purposes.
The Series D Preferred Stock is the only issue of preferred stock we currently have authorized, issued and outstanding. We may, at our option, issue up to an additional $25 million of the Series D Preferred Stock. The Series D Preferred Stock dividends will be payable in cash quarterly on April 15, July 15, October 15 and January 15 of each year, commencing October 15, 2008, at a rate per annum initially equal to 12.0%, increasing to 15.0% on January 1, 2009, payable in arrears on a cumulative basis.
Wachovia Securities acted as our financial advisor and placement agent on the Series D Preferred Stock issuance.
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, Gray currently operates 40 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 8 local news/weather channels and 2 “independent” channels in certain of its existing markets.

For information contact:
Bob Prather	Jim Ryan
President	Chief Financial Officer
(404) 266-8333	(404) 504-9828
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607